P R E S S R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS

FOR THE THIRTEEN WEEKS ENDED MARCH 28, 2009

Pennsauken, NJ - May 8, 2009 -- RCM Technologies, Inc. (NASD: RCMT) today announced financial results for the thirteen weeks ended March 28, 2009.

The Company announced revenues of $48.0 million for the thirteen weeks ended March 28, 2009, down from $49.1 million for the thirteen weeks ended March 29, 2008 (comparable prior year period). Net income for the thirteen weeks ended March 28, 2009 was $5.6 million, or $0.43 per diluted share, as compared to a net loss of $2.7 million, or $0.22 per diluted share, for the comparable prior year period.

The Company recorded legal settlement proceeds of $9.8 million, or $5.8 million net of income tax expense, for the thirteen weeks ended March 28, 2009. The legal settlement resulted in an increase to earnings per diluted share of $0.46. During the comparable prior year period, the Company recorded a $6.1 million bad debt charge, or $3.7 million net of income tax benefit, relating to a note receivable that the Company wrote off. The loss resulted in a reduction of earnings of $0.29 per diluted share.

The Company experienced a net operating loss for the thirteen weeks ended March 28, 2009 of $0.4 million, or $0.04 per diluted share, up from a net operating loss of $4.6 million, or $0.37 per diluted share, for the comparable prior year period.

For the thirteen weeks ended March 28, 2009, earnings before interest, income taxes, depreciation and amortization, or EBITDA, was negative $0.1 million, or $0.01 per diluted share, as compared to negative EBITDA of $4.3 million, or $0.35 per diluted share, for the comparable prior year period.

Leon Kopyt, Chairman and CEO of RCM, commented: “Several factors negatively impacted results from operations in the first quarter of 2009, including continued weakness in the overall economy, lower demand for our Information Technology and Commercial services and the earlier completion of several projects in our Information Technology and Engineering business segments at the end of 2008.”

“Conversely, we are pleased to report that we completed this quarter with significant improvement to our balance sheet and three consecutive quarters of positive cash flow from operations. We have also witnessed an upward momentum in business activity at the end of the first quarter and believe that our financial results should improve for the remaining quarters in this fiscal year,” added Mr. Kopyt.

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Consolidated Statements of Operations
(Unaudited)

(In Thousands, Except Per Share Amounts)

	Thirteen Weeks Ended
	March 28, 2009	March 29, 2008
Revenues	$48,048	$49,114
Gross profit	10,941	12,298
Selling, general and administrative	11,007	10,485
Bad debt - note receivable	-	6,090
Depreciation and amortization	383	361
Operating loss	(449)	(4,638)
Interest (expense) income, net	(20)	26
(Loss) gain on foreign currency transactions	(10)	1
Legal settlement	9,750	-
Income (loss) before income taxes	9,720	(4,611)
Income tax (expense) benefit	(3,718)	1,942
Net income (loss)	$5,533	($2,669)

Earnings per share (diluted)
Net income (loss)	$0.43	($0.22)

RCM Technologies, Inc.
Summary Consolidated Balance Sheet Data
(Unaudited)

(In Thousands)

	March 28, 2009	December 27, 2008
Cash and equivalents	$5,063	$815
Accounts receivable	51,132	55,770
Working capital	48,471	42,687
Goodwill and intangible assets	6,797	6,814
Total assets	75,655	78,841
Senior debt	-	4,900
Total liabilities	14,685	23,490
Stockholders’ equity	$60,970	$55,351

RCM Technologies, Inc.

Reconciliation of EBITDA to Net Income (Loss) and

Cash Provided by (Used in) Operating Activities

(Unaudited)

As used in this report, EBITDA means earnings before interest income, interest expense, income taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to EBITDA of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, nor as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to both net income and cash flow provided by operating activities.

	Thirteen Weeks Ended
	March 28, 2009	March 29, 2008
	(In Thousands Except Share Data)
EBITDA(a)	($76)	($4,276)
Depreciation and amortization expense	383	361
Interest (expense) income, net	(20)	26
Legal settlement	9,750	-
Income tax expense (benefit)	3,718	(1,942)
Net income (loss)(a)	$5,553	($2,669)

Earnings (loss) per share (diluted)
EBITDA	($0.01)	($0.35)
Net income (loss)	$0.43	($0.22)

Weighted average shares outstanding	12,814	12,281

(a) Includes a $6.1 million bad debt charge on a note receivable for the thirteen weeks ended March 29, 2008.

RCM Technologies, Inc.

Reconciliation of EBITDA to Net Income and

Cash Provided by Operating Activities (Continued)

(Unaudited)

	Thirteen Weeks Ended
	March 28, 2009	March 29, 2008
	(In Thousands)
Net (loss) income	$5,553	($2,669)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	381	361
Provision for allowance on accounts receivable	228	(97)
Provision for loss on note receivable	-	6,090
Stock based compensation expense	93	93
Deferred tax assets	2,292	(2,188)
Changes in operating assets and liabilities
Accounts receivable	4,308	(4,313)
Prepaid expenses and other current assets	482	5
Accounts payable and accrued expenses	(1,001)	(1,452)
Accrued compensation	(2,815)	(1,294)
Payroll and withheld taxes	36	125
Income taxes payable	(204)	(1,120)

Cash provided by (used in) operating activities	$3,800	($6,459)

####